NEWS

(PLRE)

FOR IMMEDIATE RELEASE:	December 20, 2004

PRICE LEGACY CORPORATION STOCKHOLDERS APPROVE MERGER WITH PL RETAIL LLC

San Diego, CA. (December 20, 2004) — Price Legacy Corporation (NASDAQ: PLRE) announced today that its stockholders, voting at Price Legacy’s annual meeting of stockholders held today, have approved and adopted the Agreement and Plan of Merger with PL Retail LLC, a joint venture between Kimco Realty Corporation and clients advised by DRA Advisors LLC, and approved the merger pursuant to which PL Acquisition Corp., a wholly-owned subsidiary of PL Retail LLC, will merge with and into Price Legacy with Price Legacy continuing as the surviving corporation, with all of its common stock owned by PL Retail LLC.  The results of the stockholders’ vote were certified by Mellon Investor Services LLC, the independent inspector of elections.

The proposed merger with PL Retail LLC was announced on August 24, 2004 and is expected to close on December 21, 2004, assuming the satisfaction or waiver of the closing conditions set forth in the merger agreement.  Under the terms of the merger agreement, holders of Price Legacy’s common stock will receive $18.85 per share in cash plus a prorated common dividend from October 1, 2004 through the closing of the merger.  Price Legacy estimates the total merger consideration will equal $19.097 per share based upon a closing date of Tuesday, December 21, 2004.

About Price Legacy Corporation

Price Legacy acquires, operates and develops open-air shopping centers nationwide.  The company manages its properties through regional offices located in Arizona, California, Florida and Virginia.  Price Legacy has its corporate offices in San Diego, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  For more information on Price Legacy, visit the company’s website at www.PriceLegacy.com.

Forward-Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include the possibility that the proposed merger may not be consummated on the terms described in this release, or at all, the possibility that the intended benefits of the proposed merger may not be fully realized, changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities.  Price Legacy refers you to the documents it files from time to time with the SEC available through Price Legacy’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect Price Legacy’s results.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made.  Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.